Exhibit 99.1

AIM ImmunoTech Announces Two Year Extension of Agreement with Shenzhen Smoore Technology Limited to Develop and Test a New Inhalation Delivery Device for Ampligen

Announces plans to conduct Phase 1/2 clinical study incorporating new inhalation technology if the preliminary results of the testing are positive

OCALA, Fla. – May 27, 2021 – AIM ImmunoTech Inc. (NYSE American: AIM) today announced that it has entered into a two-year extension of its Material Transfer and Research Agreement with Shenzhen Smoore Technology Limited (Smoore), a subsidiary of Smoore International Holdings Limited (HKEX: 6969), with the goal of developing Ampligen as a potential inhalation therapy for COVID-19 and potentially other respiratory viral diseases.

AIM entered into the agreement on April 1, 2020, to study the utilization of an innovative Smoore inhalation delivery device and Ampligen as a potential treatment approach for the SARS-CoV-2 pandemic. On parallel paths, over the past year, Smoore has focused on the development of a personal inhalation device designed to administer Ampligen, given temperature parameters of dsRNA. Contemporaneously, AIM has studied the safety and efficacy of Ampligen using an ex vivo 3D model in primary human respiratory epithelial cells at Utah State University, which showed that Ampligen was able to decrease SARS-CoV-2 infectious viral yields by 90% at clinically achievable intranasal Ampligen dosage levels, and conducted intranasal safety testing. AIM hopes to commence inhalation safety testing before year-end.

“With Smoore’s concept for an Ampligen inhalation delivery device ready to be developed, and Ampligen’s track record of both safety and efficacy, we believe AIM is well positioned to move forward with our goal of developing Ampligen as a potential inhalation therapy for COVID-19 and potentially other respiratory viral diseases,” said AIM CEO Thomas K. Equels. “We are in the process of planning a Phase 1/2 inhalation clinical study on a parallel track with Smoore’s device development testing.”

‘Application of vaping technology in healthcare and pharmaceutical fields is one of our R&D focus. We are really happy to partner with AIM to explore applications of advanced atomization technology in medical inhalation therapy,” Dr. Zhiqiang Shi, Chief Scientist and Director of Global R&D of Smoore, commented. “We will coordinate our device development work along with our partner’s plan and the regulation needs to move into next phase testing on schedule.’

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus.

Cautionary Statement

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth herein speak only as of the date hereof. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. For example, significant additional testing and trials will be required to determine whether Ampligen will be effective in the treatment of COVID-19 in humans and, if so, whether the Smoore’s delivery technology will prove effective, and no assurance can be given that it will be the case. The agreement with Smoore is to preliminarily study the utilization of an innovative Smoore inhalation delivery device and Ampligen as a potential treatment approach for the SARS-CoV-2 pandemic. The Company is in the process of planning a Phase 1/2 study of Ampligen as an inhalation therapy. No assurance can be given that the preliminary Smoore study or the Phase 1/2 study will proceed or will prove promising or that the Company and Smoore will enter into further agreements. Even if Ampligen proves effective in combating the virus, no assurance can be given that the Company’s actions toward proving this will be given first priority or that, even if Ampligen proves effective, another treatment that eventually proves effective will not make its efforts ultimately unproductive. No assurance can be given that future studies will not result in findings that are different from those reported in studies the Company is relying on. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. The Company cannot assure that its potential foreign operations will not be adversely affected by these risks. With regard to the Company’s activities with Ampligen generally, no assurance can be given as to whether current or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, the Company cannot assure that the clinical studies will be successful or yield any useful data or require additional funding. The information found on the Company’s website is not incorporated by reference herein and is included for reference purposes only.

Contacts:

Crescendo Communications, LLC
Phone:212-671-1021
Email: aim@crescendo-ir.com

AIM ImmunoTech Inc
Phone:800-778-4042
Email: IR@aimimmuno.com